[Translated from Original Chinese]

Supplementary Agreement to the Equity Transfer Agreement

The Supplementary Agreement dated December 28, 2012 at Jingde County, Anhui Province between:

Jia Xiangfu, I.D. No. 330725195401155914 and;

Chen Qiaoling, I.D. No.330725195806295923

Collectively referred to as “Party A” hereinafter

OF ONE PART AND;

Xingzhen Mining Co. Ltd. (Xingzhen Mining), a company at Buerjin County, Xinjiang Uygur Autonomous Region, represented by Yu Xiaoming as its legal representative

Hereinafter referred to as “Party B”

OF THE SECOND PART AND;

Min Yong, I.D. No. 362321195909110012 and;

Wang Changman, I.D. No. 342530195711100015

Hereinafter referred to as “Party C”

OF THE THIRD PART.

WHEREAS, Party A holds 30% stake in share of Xinyi (Xinyi Fluorite Company Limited), Party B is known as the holder of 55% stake of Xinyi’s shares, the related parties, known as Min Yong and Wang Changman, holding 10% and 5% Xinyi’s shares, respectively. These holding shares above are formed upon equity transfer according to the Equity Transfer Agreement, entered into on January 13, 2011, by and between its signing parties consisting of Party A, Party B and the related parties aforesaid;

WHEREAS, the Equity Transfer Agreement, Section 5 (Profit Allocation) requires: (1) Party A and Party B may share bonus each at equity ratio (and shall bear tax liability respectively) on the condition precedent that only upon 500,000 tons of ores acceptable to the agreed-on standards are mined within the extent defined in the existing Mining License (i.e. the mining license in respect to the No. 1 Xinyi Mine). Profit generated from the considerable part in the excess yield (i.e. the quantity of ores that exceeds the agreed-on standard 500,000 tons of ores above) shall be shared between Party A and Party B at equal 50% rate; (2) This Mining License shall be transacted via application to extend the mining coverage where there are ores buried at deeper section (below 100m of the height above sea level) in the No. 1 Xinyi Mine and, charged to Xinyi to bear the costs incidental to such application. Upon grant of the legal license, the remaining gains of operating profit after deduction of all investments in the deeper section mining shall be allocated at 50% between Party A and Party B. (Note: the allocation upon signing of the Equity Transfer Agreement was recognized at 55% on part of Party B, 10% and 5% for Min Yong and Wang Changman, respectively;

WHEREAS, Min Yong and Wang Changman transferred their holding stock equity in share of Xinyi to Party A at 5% and 4% respectively in December 2011. As of the singing date of the Agreement, Xinyi's structure of its stock equity is held at: 39% by Party A, 55% by Xingzhen Mining, 5% by Min Yong and, 1% by Wang Changman.

WHEREAS, No. 1 Xinyi Mine was initiated for prospecting by Xinyi after merge conducted in January 2011. SRK was authorized in October 2011 to assess the Mine’s reserves and issued a draft (released in December 2012) of the Technical Report-No.1 Xinyi Mine, Qingzheng Fluorspar Mining. According to such draft, the reserves at No.1 Xinyi Mine (at Chinese standards of reserves) were accrued to 1,015,100 tons after evaluation.

NOW, THEREOFRE, in consideration of addition in the reserves at No.1 Xinyi Mine, the Parties discussed on Section 5 (Profit Allocation) of the Equity Transfer Agreement through friendly negotiation and whereby agree to the following:

1. It is agreed to the Parties the following provisions as set forth in Section 5 (Profit Allocation) of the Equity Transfer Agreement shall be terminated to implement: - (1) Party A and Party B may share bonus each at equity ratio (and shall bear tax liability respectively) on the condition precedent that only upon 500,000 tons of ores acceptable to the agreed-on standards are mined within the extent defined in the existing Mining License (i.e. the mining license in respect to the No. 1 Xinyi Mine). Profit generated from the considerable part in the excess yield (i.e. the quantity of ores that exceeds the agreed-on standard 500,000 tons of ores above) shall be shared between Party A and Party B at equal 50% rate; (2) This Mining License shall be transacted for application to extend mining coverage where there are ores at deeper section (below 100m of the height above sea level) in the No. 1 Xinyi Mine, and charged to Xinyi to bear the costs incidental to such application. Upon grant of the legal license, the remaining gains of operating profit after deduction of all investments in the deeper section mining shall be allocated at 50% between Party A and Party B.

2. It is agreed to the Parties Xinyi’s net profits created upon signing of the Agreement shall be entitled to share by: Party A at 39%; Party B at 55% and Party C at 6% according to the current percent of holding equity, and Party B shall settle the figure at RMB 30,500,000 to Party A as compensation in this case.

3. The Agreement is made in six (6) counterparts of its original, intended for Party A to keep one (1) counterpart, Party B to keep three (3) counterparts and Party C to keep two (2) counterparts.

4. The Agreement upon its signing and /or affixation of respective stamps by the Parties at the date first mentioned above shall be taken effective and valid.

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed by themselves or by their respective duly authorized officers to be effective as of the date first above written.

Party A

Jia Xiangfu

Sign: /s/ Jia Xiangfu

AND

Chen Qiaoling

Sign: /s/ Chen Qiaoling

Party B

Xingzhen Mining LLC, a company at Bu’erqin County, Xinjiang Uygur Autonomous Region

(official seal)

By: /s/ authorized officer

Legal representative/authorized officer

Party C

Min Yong

Sign: /s/ Min Yong

AND

Wang Changman

Sign: /s/ Wang Changman